Exhibit 10.20

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Executive Employment and Severance Agreement (this “Agreement”) is between [Name] (“Executive”) and Whiting Petroleum Corporation (“Whiting” and, together with its subsidiaries, the “Company”) and is effective as of [Date] (the “Effective Date”).

WHEREAS, the Company desires to [continue to]1 employ Executive in a key employee capacity and expects that Executive’s services will be valuable to the conduct of the business of the Company;

WHEREAS, Whiting and Executive desire to specify the terms and conditions on which Executive will be employed on and after the Effective Date, and under which Executive will receive severance in the event that Executive separates from service with the Company under the circumstances described in this Agreement; and

NOW, THEREFORE, for the consideration described above and other good and valuable consideration, the parties agree as follows:

1.Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the date that is one year after the Effective Date (the “Initial Term”). Thereafter, this Agreement shall renew automatically for successive one-year renewal periods unless and until either party provides written notice to the other party of the intent not to renew this Agreement at least 180 days prior to the end of the Initial Term or any subsequent term. The period between the Effective Date and the Termination Date shall be referred to herein as the “Employment Term.” Expiration of this Agreement shall result in the termination of Executive’s employment but will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to or as a result of the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.
2.Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:
(a)“Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the time period ending with the Termination Date in accordance with company policy and (iii) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiary) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments hereunder or under any Company severance policy, practice or agreement in effect on the Termination Date.
(b)“Affiliate” shall mean, with respect to any person, any person that, directly or through one or more intermediaries, is controlled by, controls or is under common control with, such Person.
(c)“Base Salary” shall mean Executive’s annual base salary with the Company as in effect from time to time.
(d)“Board” shall mean the board of directors of Whiting or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation and Human Resources Committee of the Board.
(e)“Cause” shall mean a good faith finding by the Board that Executive has (i) willfully failed, grossly neglected or refused to perform the lawful employment duties related to Executive’s position or as from time to time assigned to Executive (other than due to Disability); (ii) committed any willful, intentional or grossly negligent misconduct having the effect of injuring the interest, business or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect or amended

1 To be included only if Executive is already a Whiting employee.

from time to time; (iv) been indicted for, convicted of, or plead guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, or performed any act of fraud,  material theft or material dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor) or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other agreement with the Company.
(f)“COBRA” shall mean the provisions of Code Section 4980B.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
(h)“Disability” shall mean, subject to applicable law, any medically determinable physical or mental impairment that (i) renders Executive unable to perform the duties of Executive’s position with the Company and (ii) is expected to last for a continuous period of not less than six months, all as certified by a physician reasonably acceptable to the Company or its Successor.
(i)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
(j)“Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in Executive’s title, duties or responsibilities; (ii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than 40 miles from its location on the date of this Agreement; (iii) a reduction in Executive’s Base Salary, unless such reduction applies across the board to other senior executives; or (iv) a material breach by Whiting of any provisions of this Agreement. Notwithstanding the foregoing, Executive will not be deemed to have Good Reason unless (x) Executive first provides Whiting with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence and (y) Whiting fails to cure such condition within 30 days after receiving such written notice.
(k)“Separation from Service” shall mean Executive’s termination of employment from Whiting and each entity that is required to be included in Whiting’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with Whiting within the meaning of Code Section 414(c) (collectively, “409A affiliates”). Notwithstanding the foregoing:
(i)If Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, Executive will not be deemed to have incurred a Separation from Service for the first six months of the leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract.
(ii)Subject to paragraph (i), Executive shall incur a Separation from Service when the level of bona fide services provided by Executive to Whiting and its 409A Affiliates permanently decreases to a level of 20% or less of the level of services rendered by Executive, on average, during the immediately preceding 36 months of employment.
(iii)If, following Executive’s termination of employment, Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, Executive will not be deemed to have Separated from Service as long as Executive is providing bona fide services at a rate that is greater than 20% of the level of services rendered by Executive, on average, during the immediately preceding 36 months of service.
(l)“Successor” shall mean the person to which this Agreement is assigned upon a sale of business.
(m)“Termination Date” shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

3.Employment of Executive.
(a)Position.
(i)Executive shall serve in the position of [___________] in a full-time capacity. In such position, Executive shall have such duties and authority as is customarily associated with such position and shall have such other titles, duties and responsibilities, consistent with Executive’s position, as may be assigned from time to time by the Board or the Chief Executive Officer, and upon request of the Board, Executive shall serve as an officer or director of any Company affiliates. Executive will be based at the Company’s headquarters in Denver, Colorado, subject to reasonable required travel on the Company’s business.
(ii)Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, serving on civic and charitable institutions and managing Executive’s personal financial affairs; further provided in each case, and in the aggregate, that such activities do not conflict or unreasonably interfere with the performance of Executive’s duties hereunder or conflict with Section 7.
(b)Base Salary. Whiting shall pay Executive a Base Salary in regular installments in accordance with the Company’s usual payroll practices. The Base Salary shall be an amount determined by the Board from time to time.
(c)Bonus. Executive shall be entitled to participate in the Company’s annual bonus plan with a threshold bonus, target bonus and a maximum bonus, each as a percentage of Base Salary, as determined by the Board, with the actual bonus earned in any year to be based upon achievement of the performance goals under such plan.  The annual bonus shall be paid no later than March 15th of the year following the year to which the annual bonus relates.
(d)Equity. Executive shall be entitled to participate in the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) (and any successor equity plans) as determined by the Board with awards subject to the terms and conditions of the award agreements and the Equity Plan.
(e)Employee Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual and/or long-term incentive programs, which are addressed in Section 3(c) and (d)) as in effect from time to time; provided that nothing contained herein shall prevent the Company from amending, modifying, suspending or terminating any such benefit plans or arrangements at any time and from time to time in its sole discretion.
(f)Business Expenses. The reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
(g)Vacation/Paid Time Off. Executive shall be entitled to vacation/paid time off benefits that are no less favorable than those offered to similarly situated officers of the Company.
4.Termination of Employment. Executive’s employment with the Company will terminate during the term of this Agreement, and this Agreement will terminate on the date of such termination, as follows:
(a)Executive’s employment will terminate upon Executive’s death.
(b)If Executive is Disabled, and if within 30 days after Whiting notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, Whiting may terminate Executive’s employment, effective immediately following the end of such 30-day period.

(c)Whiting may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by Section 4(b)) by providing at least 30 days’ prior written notice (or pay in lieu thereof) to Executive that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. If the termination is without Cause, Executive’s employment will terminate on the date specified in the written notice of termination. If the termination is for Cause, Executive shall have 15 days from the date the written notice is provided to cure any conduct or act, if curable, alleged to provide grounds for termination of Executive’s employment for Cause. If the alleged conduct or act constituting Cause is not curable, Executive’s employment will terminate on the date specified in the written notice of termination. If the alleged conduct or act constituting Cause is curable but Executive does not cure such conduct or act within the specified time period, Executive’s employment will terminate on the date immediately following the end of the cure period. Unless otherwise directed by Whiting, from and after the date of the written notice of proposed termination, Executive shall be relieved of Executive’s duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by Whiting or the board of directors of the Successor.
(d)Executive may terminate Executive’s employment for or without Good Reason by providing written notice of termination to Whiting that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination; provided that Executive agrees to provide Whiting with at least 90 days’ written notice of Executive’s intent to voluntarily resign from employment for any reason; further provided that Whiting may waive all or any portion of such notice period and accelerate the effective date of Executive’s voluntary resignation without re-characterizing the nature of such termination. If Executive is alleging a termination for Good Reason, Executive must provide written notice to Whiting of the existence of the condition constituting Good Reason within 30 days of the initial existence of such condition, and Whiting must have a period of at least 30 days following receipt of such notice to cure such condition. If such condition is not cured by Whiting within such 30-day period, Executive’s termination of employment shall be effective on the date immediately following the end of such cure period.
(e)If the Executive provides notice of termination, Whiting may elect to place Executive on “garden leave” for up to 90 days or such shorter period as determined by the Company during which period Executive will continue to receive all of Executive’s compensation and benefits hereunder as if an active employee but during which period Whiting will not be obligated to assign to Executive any powers or duties or to permit Executive to provide any work for Whiting or provide Executive access to Whiting’s facilities (but Executive will be required to be available as requested by Whiting). The implementation of any such leave shall not be regarded as a termination of employment nor will it give Executive a right to terminate employment for Good Reason. During any such period of “garden leave,” Executive shall remain reasonably available at Whiting’s reasonable request (taking into account Executive’s other professional commitments, if any, during such period) to consult on matters related to the business of the Company or the transition of Executive’s duties to Executive’s successor, and Executive acknowledges and agrees that during and following such period Executive will continue to be bound by the covenants contained in Section 7 hereof in accordance with their terms and any other restrictive covenants or professional obligations contained herein or in any other written agreement with the Company.
(f)Upon Executive’s termination of employment for any reason, whether voluntarily or involuntarily, Executive shall be deemed to have resigned from all positions, directorships and memberships held with the Company, whether as an employee, officer, director, trustee, consultant or otherwise, and such resignations shall be effective upon such termination of employment without any other action required by Executive. Executive hereby agrees to execute all documentation reasonably requested by the Company to effectuate the foregoing. Further, except as required by law or as otherwise set forth expressly herein, Executive’s participation in, and eligibility for participation in, the benefit plans and programs of the Company shall cease as of the effective date of any termination of Executive’s employment with the Company.
5.Payments upon Termination.
(a)Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to the Accrued Benefits, and to the severance benefits described in Section 5(b), in the following circumstances while this Agreement is in effect:
(i)Executive’s employment is terminated by the Company without Cause, except in the case of death or Disability;

(ii)Executive’s employment is terminated due to the expiration of the Employment Term as a result of the Company’s notice of non-renewal of the Employment Term pursuant to Section 1 hereof; or
(iii)Executive terminates Executive’s employment with the Company for Good Reason.

For the avoidance of doubt, if Executive dies or becomes Disabled after receiving a notice by the Company (i) that Executive is being terminated without Cause or (ii) of non-renewal of the Employment Term, or after providing notice of termination for Good Reason, then Executive’s estate, heirs and beneficiaries, in the case of Executive’s death, or Executive or Executive’s personal representative, in the case of Executive’s Disability, shall be entitled to the Accrued Benefits and the severance benefits described in Section 5(b) and 5(c) (if applicable) at the times provided in Section 5(b) and 5(c) (if applicable).

(b)Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to severance benefits, then:
(i)The Company shall pay Executive an amount equal to the sum of Executive’s Base Salary and Executive’s target annual bonus, payable in equal installments on the Company’s regularly scheduled payroll dates over the 12 month period after the date of termination.
(ii)Until the earlier of 18 months after the date of Executive’s Separation from Service or such time as Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, Executive shall continue to be covered, at the expense of the Company, by the same or equivalent, medical, dental and vision coverage as Executive received (immediately prior to Executive’s Separation from Service), subject to the following:
(A)Following the end of the COBRA continuation period, if such medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.
(B)If provision of any such health benefits would subject the Company or its benefits arrangements or the Executive to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive each month during the coverage period in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for similar benefit without any gross-up or make wholes.
(C)During the first six months following Executive’s Separation from Service, Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six month period, the Company shall make a cash payment to Executive equal to the aggregate premiums paid by Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period as set forth above.
(iii)If the annual bonus for the previously completed calendar year has not been paid prior to the Termination Date, then the Executive shall be entitled to receive the actual bonus earned for such previously completed calendar year, which amount shall be paid as soon as administratively practicable following the date on which the release required by Section 5(e) is executed and becomes irrevocable, but in no event later than the latest time for payment of the bonus as provided in Section 3(b), above.  In addition, the Company shall pay Executive a pro-rated target annual bonus for the year in which the termination occurs, in an amount equal to the product of (I) the Executive’s target annual bonus for the year in which the termination occurs, multiplied by (II) the quotient of (x) the number of days of employment during the calendar year in which the termination occurs, divided by (y) the total number of days in the calendar year in which the termination occurs.  The pro-rated target annual bonus for the year of termination shall be paid as soon as reasonably practicable following the date on which the release required by Section 5(e) is executed and becomes irrevocable, and in all event within 74 days following the Termination Date.

All payments shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

(c)Severance Following a Change of Control. If Executive’s employment is terminated by the Company without Cause; or in the case of death or Disability in the specific circumstances described in the last sentence of Section 5(a); or if the term expires as a result of the Company providing Executive with a notice of non-renewal of the Employment Term pursuant to Section 1 hereof; or Executive terminates Executive’s employment with the Company for Good Reason, in each case within 3 months prior to or 12 months following a Change of Control (as defined in the Equity Plan), then, in addition to the severance payments and benefits payable to Executive pursuant to Section 5(b), Executive will receive an additional severance payment equal to Executive’s Base Salary (the “Enhanced Severance”), payable in a lump sum on the 60th day following such termination (provided, that if the termination occurs prior to the Change of Control, then payment shall be made on or within 60 days following the Change of Control), subject to Executive’s compliance with Executive’s post-employment obligations and conditioned on Executive’s execution of the release as set forth below.
(d)Other Termination of Employment. If Executive’s employment terminates for any reason other than those described in Section 5(a), Executive (or Executive’s estate in the event of Executive’s death), shall be entitled to receive only the Accrued Benefits.
(e)Release and Post-Employment Obligations. Executive’s right to receive and retain the severance payments and benefits (and the Enhanced Severance, if applicable) shall be conditioned upon (i) Executive’s continued compliance with the post-employment obligations set forth in Section 7 below and (ii) Executive execution and non-revocation of a release of claims against the Company and affiliated parties in substantially the form attached as Exhibit A hereto. Such release must be executed and become effective and irrevocable within 60 days after the Termination Date.  In the event that Executive fails to timely execute the release of claims (or timely revokes Executive’s execution thereof), Executive shall repay to the Company any severance payments or benefits previously received and the Company shall have no further obligations to Executive in respect thereof.
6.Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the severance payments and benefits (including the Enhanced Severance, if applicable) or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the after-tax value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the after-tax value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2).
7.Covenants by Executive.
(a)Confidentiality. In consideration for Executive’s employment by the Company, Executive agrees that Executive shall, during Executive’s employment with the Company and thereafter, maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Executive will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for Executive’s own benefit, the benefit of any new employer or any other person or entity or any other purpose, in any manner. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
(b)Return of Company Documents and Property. Executive shall deliver and return to the Company within 24 hours after termination of Executive’s employment with the Company for any reason (whether voluntary or involuntary), or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, materials, information, drafts and data (and copies thereof) relating to work product or the business of any member of the Company, and all computers, mobile devices and other electronic hardware or work devices that Executive may then possess or have under Executive’s control. Executive will not keep in Executive’s possession, recreate or deliver to anyone else any such documents or property. Executive agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any Person which offers employment to Executive. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential employers. For the avoidance of doubt, upon any such termination, Executive may make and retain an electronic copy of Executive’s contacts list and calendar.
(c)Non-Competition/Non-Solicitation.
(i)During Executive’s employment with the Company and for a period of one year following Executive’s Termination Date if such Termination Date occurs prior to a Change of Control or two years following Executive’s Termination Date if such Termination Date occurs after a Change of Control (each, a “Restricted Period”), Executive agrees that Executive shall not, directly or indirectly, be employed by or participate (as a director, officer, consultant, independent contractor or otherwise) in the management, operation or control of any publicly traded company that is primarily focused on oil and gas exploration and production in the state of North Dakota; provided, however, that nothing in this Section 7(c) shall prohibit Executive from (A) participating in operations of a business to the extent such operations are not in competition with the business of the Company in North Dakota, or (B) participating solely as a passive investor in oil wells or similar investments, owning 3% or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act or making passive investments in any hedge, private equity or mutual fund or similar investment vehicle.
(ii)During Executive’s employment with the Company and during the applicable Restricted Period, Executive agrees not to, in any form or manner, directly or indirectly, on Executive’s own behalf or in combination with others (A) solicit, induce or influence any customer, supplier, lender, lessor or any other person with a business relationship with the Company to discontinue or reduce the extent of such business relationship or (B) recruit, solicit or otherwise induce or influence any employee of the Company to discontinue their employment with the Company.
(d)Disclosure and Assignment to the Company of Inventions and Innovations.
(i)Executive agrees to disclose and assign to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (A) that are along the lines of the business, work or investigations of the Company to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with the Company, (B) that result from or are suggested by any work which Executive may do for the Company or (C) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”
(ii)Executive agrees to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Executive’s employment, to enable the Company to obtain for itself or its nominees, all right, title and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.
(iii)Executive agrees to make and maintain for the Company adequate and current written records of all such Innovations.

(iv)In the event the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.
(v)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(e)Nondisparagement. Executive shall not, whether in writing (electronically or otherwise) or orally malign, denigrate or disparage the Company or any of its respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, with respect to any of their respective past or present activities, or otherwise publish, whether in writing (electronically or otherwise) or orally statements that malign, denigrate or disparage any of the aforementioned parties. The Company agrees to instruct its senior officers and directors not to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(f)Remedies Not Exclusive. In the event that Executive breaches any terms of this Section 7, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. The Company, upon Executive’s breach of this Section 7, shall therefore be entitled (in addition to and without limiting any other remedies that the Company may seek under this Agreement or otherwise at law or in equity) to seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 7, and for such further relief as the court may deem just or proper in law or equity. Executive shall reimburse the Company’s legal fees upon any breach by Executive.
(g)Severability of Provisions. If any restriction, limitation or provision of this Section 7 is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect. The provisions of this Section 7 are each declared to be separate and distinct covenants by Executive.
(h)Tolling. The periods during which the covenants set forth in this Section 7 shall survive a termination of employment hereunder shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of any such post-employment covenants, to the extent permitted by law.

8.Additional Executive Representations, Warranties and Covenants.
(a)Authority; No Conflicts. Executive represents, warrants, and covenants that as of the date hereof, (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations hereunder during or after the Term, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which Executive is or may be bound, and in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer in contravention of any confidentiality obligations that Executive has to such prior employer.
(b)Advice of Counsel. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.
(c)No Reliance on Company Statements. Executive represents further that in entering into this Agreement, Executive is not relying on any statements or representations made by any director, officer, employee or agent of any member of the Company that is not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
9.Taxes.
(a)Withholding. The Company may withhold from any payments of compensation or benefits made to Executive all applicable taxes, including but not limited to income, employment and social insurance taxes, as required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and the payments that may be made to Executive pursuant to this Agreement, including, specifically, regarding the application of the provisions of Section 409A of the Code.
(b)Section 409A of the Code. It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any affiliate will have any obligation to indemnify Executive or otherwise hold Executive harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement

(after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this Section 9(b) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto.
10.Future Cooperation. Executive agrees to reasonably cooperate with Whiting Petroleum in the future and to provide to Whiting truthful information, testimony or affidavits requested in connection with any matter that arose during Executive’s employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or business activities that Executive may have at the time of request. Whiting agrees to reimburse Executive for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Whiting.
11.Permissible Disclosure. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
12.Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive at the address appearing at the end of this Agreement and to the Company with attention to the General Counsel of Whiting. Either party may change its address by written notice in accordance with this paragraph.
13.Set Off. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company, to the extent permitted by Code Section 409A.
14.Assignment; Benefit of Agreement. This Agreement is personal and shall not be assignable by Executive. It shall be binding upon and shall inure to the benefit of the members of the Company and its respective successors and assigns and its economic rights and benefits shall inure to the benefit of Executive and Executive’s heirs or duly constituted legal representatives. For the avoidance of doubt, the Company may assign its rights, obligations and interests hereunder to any other member of the Company or its affiliates or to the acquirer of the business or all or substantially all of the assets of the Company, whether by merger, stock sale, asset sale or otherwise, in either case, without Executive’s consent.
15.Arbitration. Except for an action by the Company seeking an injunction pursuant to Section 7(f), any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be mutually resolved by Executive and the Company, shall be submitted to arbitration in Colorado in accordance with the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.
16.Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and specifically waives any and all objections to such jurisdiction and venue.
17.Drafting. The parties acknowledge and confirm that each of their respective attorneys has participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.
18.Captions and Paragraph Headings. The captions and paragraph headings set forth under each of the sections and subsections of this Agreement are for convenience of reference and shall not be construed or interpreted to define, limit, abridge or assist in the interpretation or scope or intent of this Agreement, which must be read in its entirety.
19.Invalid Provisions. Subject to Section 7(g), should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.
20.No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
21.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted or incorporated by reference. This Agreement otherwise supersedes any and all other agreements, either oral or in writing[, including, without limitation, the Executive Employment and Severance Agreement, dated as of [Date], between Whiting and Executive]2, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding.
22.Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Whiting and Executive.
23.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

2 To be included only if Executive is already a Whiting employee with an existing Executive Employment and Severance Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE: [NAME]

Signature

________________________________________
Address

WHITING PETROLEUM CORPORATION

By:

Title

EXHIBIT A

FORM OF GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Whiting Petroleum Corporation, which in this Agreement is referred to as “Whiting” or the “Company”, and [Name], who is referred to as “Executive”.

1.Background. Whiting and Executive acknowledge that Executive’s employment with Whiting is ending (or has ended), effective [Date]. Both Executive and Whiting desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement.

2.Employment Termination. Executive understands that Executive’s employment with Whiting is considered ended and Executive’s separation from service was effective [Date] (the “Separation Date”), based on reasons discussed between Executive and Whiting. Whiting and Executive are subject to an Executive Employment and Severance Agreement dated [Date] (“Employment Agreement”) that provides for Executive’s receipt of certain separation benefits if Executive executes an agreement with a general release of all claims that is acceptable to Whiting: this is that agreement.

3.Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18) and Executive honoring (and continuing to honor) all of its terms, Whiting will provide Executive with the severance pay and benefits in accordance with Section 5(b) [and 5(c)] of the Employment Agreement.

4.Acknowledgement. Executive understands that the severance pay and benefits identified in paragraph 3 above will not be paid or provided unless Executive accepts this Agreement, it becomes effective (see paragraph 18), and Executive honors (and continues to honor) all of its terms.

5.Release. Executive understands and agrees that Executive’s acceptance of this Agreement means that, except as stated in paragraph 7, Executive is forever waiving and giving up any and all claims Executive may have, whether known or unknown, against Whiting, its parent, subsidiaries, and related companies, their insurers, their officers, directors, employees and agents for any personal monetary relief for Executive, benefits or remedies that are based on any act or failure to act that occurred on or before the date Executive signed this Agreement. Executive understands that this release and waiver of claims includes claims for or relating to: (a) Executive’s employment and the termination of Executive’s employment; (b) any Whiting policy, practice, contract or agreement, including, but not limited, to the Employment Agreement; (c) any tort or personal injury relating to Executive’s employment or termination of employment; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including, but not limited, to the Colorado Wage Act, the Colorado Minimum Wage Order No. 30 and all terms for compensation under the Employment Agreement; (e) any laws governing employment discrimination or retaliation including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Worker Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the National Labor Relations Act (NLRA), the Colorado Anti-Discrimination Act, C.R.S. 24-34-401 et seq., the City and County of Denver’s Anti-Discrimination Ordinance and any other applicable state or local laws; (f) any laws or agreements that provide for punitive, exemplary or statutory damages and (g) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6.Future Employment. Executive agrees that Executive is not now or hereafter entitled to employment or reemployment with Whiting and Executive agrees not to knowingly seek such employment on any basis or through an employment agency. Executive further agrees and acknowledges that should Executive apply for any position in contradiction of this paragraph, Whiting may completely ignore such application and fail to consider it based on this paragraph.

7.Claims Not Waived. Executive understands that this Agreement does not waive any claims that Executive may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Whiting that provides for retirement benefits (however,

Executive agrees and acknowledges that the severance pay and benefits provided in paragraph 3 above shall not be considered or included for purposes of any retirement benefit contribution or plan) under this Agreement; (c) under this Agreement; (d) for indemnification as provided by the Company’s organizational documents, or claims under the Company’s D&O insurance coverage, or (e) that by law cannot be released or waived.

8.Government Cooperation. Nothing in this Agreement prohibits Executive from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar state agency. Further, Executive understands that nothing in this Agreement (including any obligation in paragraphs 5 or 9) prohibits Executive from reporting a possible violation of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or inspector general, or making other disclosures that are protected under any whistleblower provision of federal, state or local law or regulation.

9.Prior Agreement(s). Executive agrees and understands that this Agreement does not supersede any obligation to which Executive was subject under a prior agreement while employed with Whiting that addresses confidentiality, noncompetition, patents or copyright. Executive acknowledges that Executive was, and continues to be, subject to those obligations contained in the Employment Agreement, and that Executive is expressly re-affirming Executive’s commitment to those obligations by executing this Agreement, and acknowledging that Executive’s failure to abide by such obligations will constitute a material breach of this Agreement. Executive acknowledges and agrees that Executive is subject to the restrictive covenants and other obligations as set forth in the Employment Agreement.

10.Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) shall limit, curtail or diminish Whiting’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.Relinquishment Of Positions. As of the Separation Date, Executive acknowledges that Executive has fully and completely relinquished any and all officerships, directorships or other positions that Executive held with Whiting and any of its affiliates.

12.Nonadmission. Executive and Whiting both acknowledge and agree that nothing in this Agreement is meant to suggest that Whiting has violated any law or contract or that Executive has any claim against Whiting.

13.Voluntary Agreement. Executive acknowledges and states that Executive has entered into this Agreement knowingly and voluntarily.

14.Consulting An Attorney. Executive acknowledges that Whiting has told Executive that Executive should consult an attorney of Executive’s own choice about this Agreement and every matter that it covers before signing this Agreement, and that Executive has been provided an meaningful opportunity for such consultation.

15.Obligation to Repay Upon Violation of Release. Executive understands and agrees that if Executive is found by a court of competent jurisdiction to have materially violated the commitments Executive has made in Section 5 of this Agreement, Whiting may recover any payments and/or the value of any benefits provided in this Agreement, with the exception of One Thousand Dollars ($1,000).

16.Complete Agreement. Executive understands and agrees that this document contains the entire agreement between Executive and Whiting relating to Executive’s employment and the termination of Executive’s employment, that this Agreement, except as provided in paragraph 9, supersedes and displaces any prior agreements and discussions relating to such matters and that Executive may not rely on any such prior agreements or discussions.

17.Effective Date. This Agreement shall not be effective until seven days after Executive signs it and returns it to Whiting’s General Counsel. During that seven-day period, Executive may revoke Executive’s acceptance of this Agreement by delivering to Whiting’s General Counsel a written statement stating Executive wishes to revoke this Agreement or not be bound by it.

18.Final and Binding Effect. Executive understands that if Executive signs this Agreement, returns it to Whiting and fails to revoke it consistent with this paragraph 18, it will have a final and binding effect and that by signing and returning this Agreement (and not revoking it) Executive may be giving up legal rights. Executive also acknowledges that this Agreement may be signed in counter-parts (meaning by Executive and Whiting separately) and that facsimile, copy or PDF copy signatures shall be treated as valid as original signatures.

19.Dispute Resolution; Exclusive Jurisdiction and Venue. The dispute resolution provisions of Section 15 of the Employment Agreement shall apply to any controversy or claim arising out of this Agreement.  This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Whiting and Executive agree that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and each specifically waives any and all objections to such jurisdiction and venue.

20.Future Cooperation. Executive agrees to reasonably cooperate with Whiting in the future and to provide to Whiting truthful information, testimony or affidavits requested in connection with any matter that arose during Executive’s employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or business activities that Executive may have at the time of request. Whiting agrees to reimburse Executive for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Whiting, including, if applicable, any legal fees and expenses reasonably incurred by Executive if Executive and Whiting agree in good faith that Executive should retain counsel independent of the counsel for Whiting in order to cooperate as provided herein above.

21.Return of Property. Executive acknowledges an obligation and agrees to return all Whiting property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, mobile telephones, devices or similar instruments, other equipment of any sort, badges, vehicles and any other property of Whiting. In addition, Executive agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Whiting or is maintained by Whiting or on company property. Further, Executive acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

22.Divisibility of Agreement or Modification by Court. Executive understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Executive agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Executive understands and agrees that such provision shall be considered expunged (eliminated), and Executive further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by Executive after the expungement (elimination) of the invalid provision.

23.Representations. By signing this Agreement, Executive represents that Executive has read this entire document and understands all of its terms.

24. 21-Day Consideration Period. Executive may consider whether to sign and accept this Agreement for a period of 21 days from the day Executive received it. If this Agreement is not signed, dated and returned to Whiting’s General Counsel within 22 days, the offer of severance payments and benefits described in paragraph 3 above will no longer be available. Executive acknowledges that should Executive sign and return this Agreement within the 21-day period identified in this paragraph, Executive is knowingly waiving whatever additional time Executive may have up to the conclusion of the 21-day period for consideration of this Agreement.

ACCEPTED:	ACCEPTED:

EXCECUTIVE: [NAME]	WHITING PETROLEUM CORPORATION

By:

Dated:	Dated:

Date Agreement was originally given to Executive: